EXHIBIT 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Husky Energy Inc.

We consent to the incorporation by reference in the registration statement on Form F-9 (the “Registration Statement”) of our audit report dated February 4, 2009 on the consolidated balance sheets of Husky Energy Inc. as at December 31, 2008, 2007 and 2006 and the consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2008. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP

Chartered Accountants

Calgary, Canada

February 18, 2009